ARTICLES OF MERGER
                                       OF
                             INTERACTIVE MAGIC, INC.
                                  WITH AND INTO
                              I-MAGIC MERGECO, INC.

                       (North Carolina Secretary of State)

         I-Magic Mergeco, Inc., a North Carolina corporation (the "Surviving Corporation"), hereby submits these Articles of Merger for the purpose of merging Interactive Magic, Inc., a Maryland corporation ("Acquired Corporation"), with and into the Surviving Corporation (the "Merger"):

         (1) The Plan and Agreement of Merger between the parties is attached as Exhibit A hereto.

         (2) The attached Plan and Agreement of Merger was duly approved in the manner prescribed by Chapter 55 of the General Statutes of North Carolina by the board of directors and shareholders of the Surviving Corporation and in the manner prescribed by the Maryland Business Corporation Act by the board of directors and stockholders of the Acquired Corporation.

         (3) Pursuant to Section 1.3 and Section 3.1 of the Plan and Agreement of Merger, the name of the Surviving Corporation upon effectiveness of the Merger shall be "Interactive Magic, Inc."

         (4) These Articles of Merger and the Merger will be effective at 12:01 a.m. Eastern Standard Time on July 1 1998.


This the 26th day of June, 1998.


                               I-MAGIC MERGECO, INC.


                               By: /s/  J.W. Stealey
                                  ------------------------------------
                                        J.W. Stealey
                                        Chief Executive Officer and
                                        Chairman of the Board of Directors



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                                    EXHIBIT A

           [See Exhibit 2.01 to Registration Statement No. 333-53755]